Exhibit 11(c)(4)

                              SECOND AMENDMENT AGREEMENT


          AMENDMENT AGREEMENT, dated as of April 23,1999, by and among RSA Holdings Corp. of Delaware, a Delaware corporation ("Parent"), RSA Acquisition Corp., a Delaware corporation and a subsidiary of Parent ("Purchaser"), and American Safety Razor Company, a Delaware corporation (the "Company").

          WHEREAS, the parties have entered into an Agreement and Plan of Merger dated as of February 12, 1999, as amended pursuant to an Amendment Agreement, dated as of April 8, 1999 (the "Agreement");

          WHEREAS, the parties wish to amend certain provisions of the Agreement; and

          WHEREAS, Section 8.04 of the Agreement provides in relevant part that at any time before any approval of the Agreement by the stockholders of the Company, the Company, Parent and Purchaser may amend the Agreement by written agreement signed on behalf of all the parties.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Parent, Purchaser and the Company hereby agree as follows:

          1. Terms not specifically defined herein shall have the meanings set forth in the Agreement.

          2. The third recital is amended by deleting the phrase "pursuant to the Merger (as defined)".

          3. Section 1.03(a) is hereby amended by deleting the proviso at the end of the first sentence of Section 1.03(a) in its entirety, and replacing it with the following:

               "provided, however, that prior to the Effective Time (as defined in Section 2.02), the Board shall always have at least one member who is neither an officer, director, stockholder or designee of the Purchaser or any of its affiliates ("Purchaser Insiders").

          4. Section 2.09 is hereby deleted in its entirety and replaced with the following:

               "SECTION 2.09 Company Option Plan. Parent and the Company shall take all actions necessary so that, as soon as practicable following closing of the Offer (and in any event, by April 30,
          1999), (A) each outstanding option to purchase Common Shares (an "Option") granted under the American Safety Razor Company Stock Option Plan (the "Option Plan"), whether or not then exercisable or
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          vested, shall become fully exercisable and vested, (B) each Option which is then outstanding shall be canceled and (C) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, as soon as practicable following closing of the Offer (and in any event by April 30, 1999), the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (1) the excess of the Share Offer Price over the exercise price thereof and (2) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto). The Company will, prior to the payments to the Optionholders pursuant to this Section 2.09, provide to the Purchaser a schedule setting forth each Option, Optionholder and such taxes, if any, required to be withheld with regard to any particular Options. Subject to the foregoing, the Company shall use its reasonable best efforts to take all such action as is necessary prior to the Effective Time to terminate the Option Plan so that on and after the Effective Time no current or former employee or director shall have any Option to purchase shares of common stock or any other equity interest in the Company under the Option Plan. Subject to the foregoing, the Company shall use its reasonable best efforts to obtain any consents as may be necessary to release the Company from any liability in respect of any Options."

          5. This Amendment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          6. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.















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          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Amendment Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                  AMERICAN SAFETY RAZOR COMPANY



                                  By: /s/ Jonathan Boucher
                                      -------------------------------
                                      Name: Jonathan Boucher
                                      Title:



                                  RSA HOLDINGS CORP. OF DELAWARE



                                  By: /s/ Adam L. Suttin
                                      -------------------------------
                                      Name:  Adam L. Suttin
                                      Title: President



                                  RSA ACQUISITION CORP.



                                  By: /s/ Adam L. Suttin
                                      -------------------------------
                                      Name:  Adam L. Suttin
                                      Title: President














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